UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAREFUSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

January 5, 2015

Dear CareFusion Stockholder:

On or about December 19, 2014, CareFusion Corporation, which we refer to as we or CareFusion, commenced mailing to you a definitive proxy statement/prospectus, dated December 19, 2014, which we refer to as the definitive proxy statement/prospectus, relating to the special meeting of the stockholders of CareFusion scheduled to be held on January 21, 2015, at 8:30 a.m. (Pacific Standard Time), at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA, 92130, which we refer to as the special meeting. At the special meeting, the CareFusion stockholders are being asked to consider and vote upon the following matters: (1) a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2014, as it may be amended from time to time, which we refer to as the merger agreement, by and among CareFusion, Becton, Dickinson and Company, which we refer to as BD, and Griffin Sub, Inc., a wholly owned subsidiary of BD, which we refer to as Merger Corp; (2) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for CareFusion’s named executive officers in connection with the merger contemplated by the merger agreement; and (3) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Pursuant to the merger agreement, as of the effective time of the proposed merger contemplated thereby, which we refer to as the merger, Merger Corp will merge with and into CareFusion, with CareFusion surviving the merger as a wholly owned subsidiary of BD. If the merger is completed, you will be entitled to receive for each share of CareFusion common stock $49.00 in cash, without interest, and 0.0777 of a share of BD common stock.

To better understand the merger, you should carefully read the definitive additional materials on Schedule 14A, including Exhibit A hereto, and the definitive proxy statement/prospectus and its annexes, as well as those documents incorporated by reference into the definitive proxy statement/prospectus and to any additional documents to which we refer you.

As disclosed in the definitive proxy statement/prospectus dated December 19, 2014 and forming a part of the registration statement on Form S-4 filed with the SEC by BD and declared effective by the SEC on December 17, 2014, five putative stockholder class action lawsuits, which we refer to collectively as the Delaware actions, were filed against CareFusion, its directors, BD and Merger Corp in the Delaware Court of Chancery under the following captions: Cindy Algase Gradl v. CareFusion Corporation, et al., C.A. No. 10214 (October 8, 2014), Judy Nadler v. CareFusion Corporation, et al., C.A. No. 10239 (October 15, 2014), Helen Meinhardt v. CareFusion Corporation, et al., C.A. No. 10263 (October 21, 2014), Irene Dixon v. CareFusion Corporation, et al., C.A. No. 10266 (October 21, 2014), and Dorothy E. Dorn v. CareFusion Corporation, et al., C.A. No. 10292 (October 28, 2014). Also as previously disclosed in the definitive proxy statement/prospectus, (i) two putative class action complaints (captioned Michael J. Henriques v. CareFusion Corporation, et al., No. 37-2014-00035379-CU-SL-CTL and Washtenaw Cnty. Emps. Ret. Sys. v. CareFusion Corporation, et al., No. 37-2014-00037010-CU-SL-CTL.) were filed on October 17 and 29, 2014 against CareFusion, its directors, BD and Merger Corp in the California Superior Court of San Diego County, which, on December 1, 2014, granted the defendants’ motion to stay those two actions; and (ii) one putative class action complaint (captioned Stuart J. Levinson v. CareFusion Corporation, et al., No. 114CV272631) was filed against the same defendants on October 30, 2014 in the California Superior Court of Santa Clara County, which, on November 19, 2014, stayed all proceedings in that action until the case management conference scheduled for March 6, 2015. The complaints in these actions allege generally that the members of the board of directors of CareFusion breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that the plaintiffs allege did not ensure adequate and fair consideration to CareFusion stockholders. The complaints further allege that CareFusion, BD and Merger Corp aided and abetted the individual defendants’ breaches of their fiduciary duties. The plaintiffs in these actions seek, among other things, equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs.

On December 31, 2014, the parties in the Delaware actions entered into a memorandum of understanding regarding the settlement of the Delaware actions, memorializing a settlement which is subject to the approval of the Delaware Court of Chancery and which would preclude further proceedings, and release claims, in the Delaware actions.

The memorandum of understanding provides that CareFusion will make certain supplemental disclosures related to the proposed merger, all of which are set forth in Exhibit A to these definitive additional materials on Schedule 14A and which should be read in conjunction with the definitive proxy statement/prospectus. The defendants agreed to the memorandum of understanding solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting or denying that further supplemental disclosure is required under any applicable rule, statute, regulation or law. The memorandum of understanding is conditioned upon, among other things, the execution of an appropriate stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including approval of the proposed settlement contemplated by the memorandum of understanding by the Delaware Court of Chancery, following notice to the CareFusion stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court of Chancery will consider the fairness, reasonableness, and adequacy of the proposed settlement. If the proposed settlement is finally approved by the Delaware Court of Chancery, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger or the merger agreement and any disclosure made in connection therewith (excluding any demand for appraisal under Section 262 of the General Corporation Law of the State of Delaware), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement by the Delaware Court of Chancery. In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will jointly file a petition in the Delaware Court of Chancery for an award of attorneys’ fees and expenses to be paid by CareFusion or its successor, which the defendants may oppose. CareFusion or its successor will pay or cause to be paid those attorneys’ fees and expenses awarded by the Delaware Court of Chancery. Any settlement will not affect the amount of the merger consideration that CareFusion stockholders are entitled to receive in the merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In either such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The special meeting will be held on January 21, 2015, at 8:30 a.m. (Pacific Standard Time), at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA, 92130. As discussed in the definitive proxy statement/prospectus, CareFusion’s board of directors unanimously recommends that CareFusion stockholders vote “FOR” adoption of the merger agreement and “FOR” the approval of the other matters to be considered at the CareFusion special meeting.

YOUR VOTE IS VERY IMPORTANT. We have enclosed an additional proxy card.

•	If you have already submitted a proxy in favor of the proposal to adopt the Merger Agreement and do not want to change your vote, you do not need to do anything.

•	If you have already submitted a proxy and want to change your vote, you may use this card to do so.

•	If you have not already submitted a proxy, please do so now.

Sincerely,

Joan B. Stafslien
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT A

Supplement to Definitive Proxy Statement/Prospectus

In connection with the proposed settlement of the Delaware Actions, as described above, CareFusion has agreed to make these supplemental disclosures to the definitive proxy statement/prospectus. This supplemental information should be read in conjunction with the definitive proxy statement/prospectus, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. Capitalized terms used but not defined herein have the meanings set forth in the definitive proxy statement/prospectus. The additional disclosures are as follows:

1) Background of the Merger

The following paragraph on page 54 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

Members of senior management and the board of each of BD and CareFusion periodically review and assess their respective company’s financial performance and operations, financial condition and industry and regulatory developments in the context of their respective company’s long-term strategic goals and plans. These reviews have included consideration, from time to time, of potential strategic opportunities to enhance stockholder value, including strategic acquisitions and divestitures, business combinations and other financial and strategic alternatives. These assessments have also included discussions about the future of the medical technology industry and industry dynamics, including the increasing importance of global scale in the industry. In the past, such reviews and assessments by BD’s and CareFusion’s senior management and the BD and CareFusion board of directors have resulted in divestitures of non-core businesses of each company and the expansion of each company’s respective businesses through organic growth initiatives and acquisitions that support their respective strategic plans. In connection with these assessments, CareFusion received investment banking advice from Barclays Capital Inc. (which is referred to as “Barclays”) concerning potential acquisitions by CareFusion.

The following paragraph is inserted between the first and second paragraphs under the heading “Background of the Merger” on page 54 of the definitive proxy statement/prospectus:

In January 2013, CareFusion received an unsolicited acquisition proposal from a potential third-party strategic acquirer. In connection with its review and response to that proposal, in February 2013, the CareFusion board of directors retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as a financial advisor. After considering the unsolicited acquisition proposal and the company’s standalone prospects, the CareFusion board of directors rejected the unsolicited acquisition proposal as inadequate, and the potential third-party strategic acquirer declined to increase the consideration offered. Morgan Stanley continued to advise CareFusion with respect to the value of the company in 2013 and early 2014 and was entitled to receive a fee, under certain circumstances, in the event of an acquisition of CareFusion during a contractually specified period following the termination of its engagement in 2014.

The following paragraph is inserted between the fourth and fifth paragraphs on page 55 of the definitive proxy statement/prospectus:

On April 23, 2014, CareFusion retained Perella Weinberg Partners LP (which is referred to as “Perella Weinberg”) to act as its financial advisor in connection with potential acquisitions by CareFusion and a potential sale of the company. Perella Weinberg had previously provided advice to CareFusion, including with respect to potential acquisitions by CareFusion, but had not been formally retained by the company prior to April 2014.

The following paragraph on page 58 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On September 8, 2014, the CareFusion board of directors held a telephonic meeting to discuss the potential transaction with BD. Members of CareFusion senior management and representatives of Wachtell Lipton also attended the meeting. Mr. Gallahue reported to the CareFusion board of directors on his discussion with Mr. Forlenza and the communications between Perella Weinberg and Goldman Sachs. Among other things, Mr. Gallahue reported that BD was unwilling to raise its proposed transaction price to $60.00 per CareFusion share, and he indicated that he thought that BD would likely respond with a revised indication of interest above $56.00 per CareFusion share, and that it would likely be BD’s best and final offer. The CareFusion board of directors again discussed the merits of the potential transaction with BD, weighing the risks of pursuing its strategy as a standalone company against the potential benefits associated with proceeding with a potential transaction with BD. Following discussion, the CareFusion board of directors indicated that if BD responded with a revised indication of interest of at least $58.00 per CareFusion share, it would support moving forward with discussions with BD and the commencement of negotiations of a definitive transaction agreement.

The following paragraph on pages 58-59 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On September 8, 2014, Mr. Forlenza spoke with Mr. Gallahue by telephone to negotiate a potential indicative price for an acquisition of CareFusion by BD. Mr. Forlenza presented BD’s revised indication of interest with indicative consideration of $57.00 per CareFusion share, consisting of a mix of cash and BD common stock with the cash portion exceeding 70% of the overall consideration. As authorized by the CareFusion board of directors, Mr. Gallahue indicated that, based on his discussions with the CareFusion board of directors to date, the CareFusion board of directors would not be willing to proceed with a transaction at a price of $57.00 per CareFusion share. Mr. Gallahue and Mr. Forlenza then discussed an indicative price of $58.00 per share of CareFusion common stock, to be paid in cash and BD common stock in an amount to be determined, and concluded after discussion that a transaction at such a price might be possible, given the prior support of their respective boards for a transaction at an indicative price of $58.00 per CareFusion share. They agreed to reach out to their respective boards to confirm that they would be willing to pursue the next phase of negotiating a potential transaction and conducting further diligence, at an indicative price of $58.00 per share of CareFusion common stock. Each of Messrs. Forlenza and Gallahue then updated their respective boards of directors about the revised terms and that both companies were willing to proceed to the next phase of negotiations for a potential transaction at the indicative price of $58.00 per share of CareFusion common stock, for which each of the companies’ boards of directors had previously indicated its support.

The following paragraph on page 60 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On September 25, 2014, Mr. Gallahue and Mr. Forlenza spoke by telephone to discuss the status of diligence efforts and the revised draft of the merger agreement prepared by Wachtell Lipton. Mr. Forlenza and Mr. Gallahue also discussed the combined company and the proposed approach to integration planning. Mr. Forlenza also indicated that BD would likely want to increase the cash portion of the consideration so that it consisted of more than 70% of the overall consideration value. During the call, Mr. Forlenza confirmed to Mr. Gallahue that if the transaction was completed, Mr. Gallahue would not join the combined company. Prior to this date, the possibility of post-merger employment for Mr. Gallahue with BD had not been discussed with Mr. Gallahue.

The following paragraph on page 63 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

The full CareFusion board of directors then met to discuss the potential transaction. Members of CareFusion’s senior management and representatives of Perella Weinberg and Wachtell Lipton also attended the meeting. During this meeting, the CareFusion board of directors reviewed CareFusion’s strategic alternatives. Wachtell Lipton summarized the material terms of the proposed merger agreement and reported on the resolution of open issues during the course of negotiations with BD. Wachtell Lipton also reviewed with the CareFusion board of directors its fiduciary obligations. Perella Weinberg provided to the CareFusion board of directors Perella Weinberg’s financial analysis of the transaction, and Perella Weinberg rendered to the CareFusion board of directors an oral opinion, confirmed by delivery of a written opinion dated October 5, 2014, that as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the consideration to be received by the holders of shares of CareFusion common stock (other than CareFusion excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Perella Weinberg is more fully described in the Section entitled “—Opinion of CareFusion’s Financial Advisor.” After discussions, including as to the matters discussed below in the section entitled “—Recommendation of the CareFusion Board of Directors; CareFusion’s Reasons for the Merger;” the CareFusion board of directors, by unanimous vote of all its members, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CareFusion and its stockholders, and resolved to recommend that CareFusion’s stockholders vote to adopt the merger agreement. Neither Morgan Stanley nor Barclays advised CareFusion or its board of directors in connection with the negotiation or evaluation of the merger agreement with BD or the transactions contemplated thereby.

2) Opinion of CareFusion’s Financial Advisor

The subsection entitled “Opinion of CareFusion’s Financial Advisor” in the definitive proxy statement/prospectus is amended and supplemented as described below.

Selected Publicly Traded Companies Analysis of CareFusion

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Opinion of CareFusion’s Financial Advisor—Selected Publicly Traded Companies Analysis of CareFusion” beginning on page 70 of the definitive proxy statement/prospectus, which is amended and supplemented by the text highlighted in bold below:

Perella Weinberg reviewed and compared certain financial information for CareFusion to corresponding financial information, ratios and public market multiples for certain publicly held companies in the medical technology industry. Although none of the following companies are identical to CareFusion, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to CareFusion in one or more respects, including operating in the medical technology, life science and diagnostic tools industries, engaged in the development, manufacture and sale of medical devices, instrument systems and reagents used by healthcare institutions, life science researchers, clinical laboratories and the pharmaceutical industry.

CareFusion Selected Publicly Traded Companies	EV/2015E EBITDA Multiple	Price/2015E EPS Multiple
Johnson & Johnson	11.2x	17.2x
Medtronic, Inc.	10.0x	15.9x
Abbott Laboratories	11.2x	17.7x
Baxter International Inc.	10.3x	13.8x
Stryker Corporation	11.1x	16.4x
St. Jude Medical, Inc.	11.1x	14.9x
Boston Scientific Corporation	11.0x	13.8x
Zimmer Holdings, Inc.	9.4x	16.5x
Smith & Nephew plc	11.5x	18.7x
C. R. Bard, Inc.	12.0x	16.7x
Hospira, Inc.	12.8x	22.1x
Getinge AB	10.5x	15.8x
ResMed, Inc.	12.8x	19.7x
Teleflex Incorporated	12.2x	17.7x
Omnicell, Inc.	10.8x	21.0x

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios, including those identified above, based on company filings for historical information and consensus third party research estimates prepared by the Institutional Brokers’ Estimate System, or I/B/E/S per FactSet, for forecasted information. For CareFusion, Perella Weinberg made calculations based on company filings for historical information and third party research estimates from I/B/E/S per FactSet for forecasted information.

With respect to CareFusion and each of the selected companies, Perella Weinberg reviewed enterprise value as of October 3, 2014 as a multiple of estimated 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”), and share price to estimated 2015 earnings per share, or EPS. The results of these analyses are summarized in the following table:

EV/2015E EBITDA Multiple
	Average	Median
CareFusion Selected Public Trading Comparables	11.2x	11.1x

Share Price/2015E Earnings Multiple
	Average	Median
CareFusion Selected Public Trading Comparables	17.2x	16.7x

With respect to CareFusion, Perella Weinberg also reviewed the average multiples of enterprise value to EBITDA during the 6-month, 1-year and 2-year periods prior to October 3, 2014, and average multiples of share price to EPS during the same periods. The results of these analyses are summarized in the following table:

Average EV/EBITDA Multiple
6 Months	1 Year	2 Years
8.8x	8.5x	7.8x

Average Share Price/Earnings Multiple
6 Months	1 Year	2 Years
16.1x	16.0x	15.1x

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected representative ranges of multiples of 9.0x – 11.0x to apply to estimated 2015 EBITDA of CareFusion and 15.0x – 18.0x to apply to estimated 2015 EPS reference ranges for CareFusion common stock of approximately $42.50 to $51.75 based on estimated 2015 EBITDA and approximately $40.75 to $49.00 based on estimated 2015 EPS. Perella Weinberg compared these ranges to the $58.00 implied value per share merger consideration to be received by the holders of CareFusion common stock (other than CareFusion excluded shares) pursuant to the merger.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to CareFusion’s business. Accordingly, Perella Weinberg’s comparison of selected companies to CareFusion and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and CareFusion.

Discounted Cash Flow Analysis of CareFusion

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Opinion of CareFusion’s Financial Advisor—Discounted Cash Flow Analysis of CareFusion” beginning on page 73 of the definitive proxy statement/prospectus, which is amended and supplemented by the text highlighted in bold below:

Perella Weinberg conducted a discounted cash flow analysis for CareFusion based on Management Case 1 and Management Case 2 for fiscal years 2015 to 2019 and extrapolations of such forecasts for fiscal years 2020 to 2024 (see “—Certain Unaudited Prospective Financial Information”) by:

•	calculating, in each case, the present value as of October 3, 2014 of the estimated standalone unlevered free cash flows (calculated as adjusted earnings before interest payments after taxes, plus depreciation and amortization, minus capital expenditures and restructuring and acquisition integration charges, and adjusting for changes in net working capital and other cash flows) that CareFusion could generate for the remainder of fiscal year 2015 through fiscal year 2024 using discount rates ranging from 8.0% to 9.0% based on estimates of the weighted average cost of capital of CareFusion derived using the CAPM, and

•	adding, in each case, terminal values calculated using perpetuity growth rates ranging from 1.5% to 2.5% and discounted using rates ranging from 8.0% to 9.0%.

The range of perpetuity growth rates was estimated by Perella Weinberg utilizing its professional judgment and experiences, taking into account market expectations regarding long-term real growth of gross domestic product and inflation. Perella Weinberg also cross-checked these estimates of perpetuity growth rates against the EBITDA multiples implied by these growth rates and a range of discount rates to be applied to CareFusion’s future unlevered cash flow forecasts.

Perella Weinberg used a range of discount rates from 8.0% to 9.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including CareFusion’s target capital structure, the cost of long-term debt, forecasted tax rate and Barra predicted beta, as well as certain financial metrics for the United States financial markets generally.

In this discounted cash flow analysis, Perella Weinberg treated stock-based compensation as a non-cash expense in its calculation of unlevered free cash flows.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for CareFusion (discounted at 8.0% to 9.0% and using perpetuity growth rates ranging from 1.5% to 2.5%). To calculate the implied equity value from the implied enterprise value, Perella Weinberg subtracted debt and contingent consideration and added cash and cash equivalents and equity and unconsolidated investments. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). These analyses resulted in the following implied per share equity reference range for CareFusion common stock:

Range of Implied Present Value Per Share
Management Case 1	$46.00 - $58.00
Management Case 2	$50.00 - $63.25

Selected Publicly Traded Companies Analysis of BD

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Opinion of CareFusion’s Financial Advisor—Selected Publicly Traded Companies Analysis of BD” beginning on page 74 of the definitive proxy statement/prospectus, which is amended and supplemented by the text highlighted in bold below:

Perella Weinberg reviewed and compared certain financial information for BD to corresponding financial information, ratios and public market multiples for certain publicly held companies in the medical technology industry. Although none of the following companies are identical to BD, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to BD in one or more respects, including operating in the medical technology, life science and diagnostic tools industries, engaged in the development, manufacture and sale of medical devices, instrument systems and reagents used by healthcare institutions, life science researchers, clinical laboratories and the pharmaceutical industry.

BD Selected Publicly Traded Companies	EV/2015E EBITDA Multiple	Price/2015E EPS Multiple
Johnson & Johnson	11.1x	16.9x
Medtronic, Inc.	9.9x	15.6x
Abbott Laboratories	11.0x	17.2x
Baxter International Inc.	10.2x	13.7x
Stryker Corporation	10.9x	16.0x
St. Jude Medical, Inc.	10.9x	14.6x
Boston Scientific Corporation	10.8x	13.4x
Zimmer Holdings, Inc.	9.3x	16.2x
Smith & Nephew plc	11.1x	18.2x
C. R. Bard, Inc.	11.9x	16.3x
Hospira, Inc.	12.7x	22.2x
Getinge AB	9.9x	14.9x
ResMed, Inc.	12.5x	19.2x
Teleflex Incorporated	11.8x	17.0x
Thermo Fisher Scientific Inc.	14.6x	15.9x
Danaher Corporation	11.1x	18.7x
Hologic, Inc.	11.8x	15.8x
Qiagen N.V.	13.6x	19.4x

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios, including those identified above, based on company filings for historical information and consensus third party research estimates prepared by the Institutional Brokers’ Estimate System, or “I/B/E/S” per FactSet, for forecasted information. Perella Weinberg made calculations based on company filings for historical information and third party research estimates from I/B/E/S per FactSet for forecasted information.

With respect to BD and each of the selected companies, Perella Weinberg reviewed enterprise value as of October 3, 2014 as a multiple of estimated 2015 EBITDA, and share price to estimated 2015 EPS. The results of these analyses are summarized in the following table:

EV/2015E EBITDA Multiple
	Average	Median
BD Selected Public Trading Comparables	11.3x	11.1x

Share Price/2015E Earnings Multiple
	Average	Median
BD Selected Public Trading Comparables	16.6x	16.2x

With respect to BD, Perella Weinberg also reviewed the average multiples of enterprise value to EBITDA during the 6-month, 1-year and 2-year periods prior to October 3, 2014, and average multiples of share price to EPS during the same periods. The results of these analyses are summarized in the following table:

Average EV/EBITDA Multiple
6 Months	1 Year	2 Years
9.8x	9.8x	9.2x

Average Share Price/Earnings Multiple
6 Months	1 Year	2 Years
17.4x	17.3x	16.2x

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg also selected representative ranges of multiples of 9.0x – 12.0x to apply to estimated 2015 EBITDA of BD and 15.0x – 19.0x to apply to estimated 2015 EPS of BD. Perella Weinberg noted that this analysis implied average per share equity value reference ranges for BD common stock of approximately $101.50 to $137.50 based on estimated 2015 EBITDA and approximately $103.25 to $130.75 based on estimated 2015 EPS. Perella Weinberg compared these ranges to the $115.84 closing market price per share of BD common stock on October 3, 2014.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to BD’s business. Accordingly, Perella Weinberg’s comparison of selected companies to BD and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and BD.

Discounted Cash Flow Analysis of BD

The following paragraph is inserted between the third and fourth paragraphs under the heading “Discounted Cash Flow Analysis of BD” on 76 of the definitive proxy statement/prospectus:

In this discounted cash flow analysis, Perella Weinberg treated stock-based compensation as a non-cash expense in its calculation of unlevered free cash flows.

3) Certain Unaudited Prospective Financial Information

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Certain Unaudited Financial Information—Management Case 1” beginning on page 80 of the definitive proxy statement/prospectus, which is amended and supplemented by the text highlighted in bold below:

Management Case 1

The following table presents a summary of the internal financial forecasts for Management Case 1 that were prepared by CareFusion’s management (dollars in millions and rounded to the nearest million):(2)(3)

	2015E	2016E	2017E	2018E	2019E
Revenues	$4,080	$4,279	$4,463	$4,634	$4,751
Adjusted EBITDA(1)	989	1,104	1,200	1,290	1,358
EBITDA(1)	931	1,059	1,152	1,235	1,283
Capital Expenditures	(120)	(125)	(125)	(128)	(131)

(1)

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows, as a measure of liquidity. EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA also excludes restructuring and acquisition integration charges for the fiscal years ended June 30, 2015E, 2016E, 2017E, 2018E and 2019E, as follows: $58, $45, $48, $55 and $75.
(2)	In addition to the forecasts set forth above, the following extension of such forecasts was prepared at the direction of CareFusion’s management, and CareFusion’s management reviewed such extension and approved such extension for use by Perella Weinberg in their financial analyses (dollars in millions and rounded to the nearest million): EBITDA for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E was projected to be $1,316, $1,347, $1,377, $1,407 and $1,435, respectively. Adjusted EBITDA for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E was projected to be $1,391, $1,422, $1,452, $1,482 and $1,510, respectively. Restructuring and acquisition integration charges for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E, were projected to be $(75), $(75), $(75), $(75) and $(75), respectively. Revenues for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E were projected to be $4,866, $4,979, $5,089, $5,196 and $5,300, respectively. Capital expenditures for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E were projected to be $(134), $(147), $(161), $(174) and $(203), respectively.
(3)	The estimated unlevered free cash flows for CareFusion calculated by Perella Weinberg based on the internal financial forecasts for CareFusion (including the internal financial forecast of EBITDA) prepared by CareFusion’s management and the extension thereof for the fiscal years ended June 30, 2015E-2024E were as follows (dollars in millions and rounded to the nearest million): $552, $642, $696, $748, $790, $807, $805, $802, $797, and $782. CareFusion’s management reviewed such unlevered free cash flows and approved them for use by Perella Weinberg in their financial analyses.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million):

	2015E	2016E	2017E	2018E	2019E
Adjusted EBITDA	$989	$1,104	$1,200	$1,290	$1,358
Depreciation and non-M&A-related amortization	(127)	(137)	(128)	(132)	(148)
Interest expense	(103)	(115)	(112)	(112)	(112)
Income taxes	(220)	(243)	(274)	(298)	(313)
Adjusted Net Income	539	609	686	748	785
After-tax effect of non-recurring charges and M&A-related amortization	(88)	(82)	(82)	(82)	(81)
GAAP Net Income	451	527	604	666	704

A reconciliation of unlevered free cash flow to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).
	2015E	2016E	2017E	2018E	2019E
Income before taxes	$731	$843	$948	$1,033	$1,087
Income taxes	(212)	(240)	(270)	(294)	(310)
Depreciation and amortization	200	216	204	202	197
Increase in net working capital	(47)	(52)	(61)	(65)	(53)
Capital expenditures	(120)	(125)	(125)	(128)	(131)
Unlevered free cash flow	552	642	696	748	790

	2020E	2021E	2022E	2023E	2024E
Income before taxes	$1,119	$1,150	$1,182	$1,212	$1,242
Income taxes	(330)	(351)	(372)	(394)	(410)
Depreciation and amortization	197	196	196	194	193
Increase in net working capital	(45)	(44)	(43)	(42)	(40)
Capital expenditures	(134)	(147)	(161)	(174)	(203)
Unlevered free cash flow	807	805	802	797	782

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Certain Unaudited Financial Information—Management Case 2” beginning on page 82 of the definitive proxy statement/prospectus, which is amended and supplemented by the text highlighted in bold below:

Management Case 2

The following table presents a summary of the internal financial forecasts for Management Case 2 that were prepared by CareFusion’s management (dollars in millions and rounded to the nearest million):(2)(3)

	2015E	2016E	2017E	2018E	2019E
Revenues	$4,100	$4,358	$4,554	$4,717	$4,859
Adjusted EBITDA(1)	999	1,135	1,232	1,363	1,457
EBITDA(1)	937	1,090	1,183	1,309	1,382
Capital Expenditures	(120)	(125)	(125)	(128)	(131)

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows, as a measure of liquidity. EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA also excludes restructuring and acquisition integration charges for the fiscal years ended June 30, 2015E, 2016E, 2017E, 2018E and 2019E, as follows: $62, $45, $48, $55 and $75.
(2)	In addition to the forecasts set forth above, the following extension of such forecasts was prepared at the direction of CareFusion’s management, and CareFusion’s management reviewed such extension and approved such extension for use by Perella Weinberg in their financial analyses (dollars in millions and rounded to the nearest million): EBITDA for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E was projected to be $1,422, $1,460, $1,496, $1,530 and $1,561, respectively. Adjusted EBITDA for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E was projected to be $1,497, $1,535, $1,571, $1,605 and $1,636, respectively. Restructuring and acquisition integration charges for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E, were projected to be $(75), $(75), $(75), $(75) and $(75), respectively. Revenues for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E were projected to be $4,996, $5,126, $5,249, $5,365 and $5,472, respectively. Capital expenditures for the fiscal years ended June 30, 2020E, 2021E, 2022E, 2023E and 2024E were projected to be $(135), $(148), $(163), $(177) and $(204), respectively.
(3)	The estimated unlevered free cash flows for CareFusion calculated by Perella Weinberg based on the internal financial forecasts for CareFusion (including the internal financial forecast of EBITDA) prepared by CareFusion’s management and the extension thereof for the fiscal years ended June 30, 2015E-2024E were as follows (dollars in millions and rounded to the nearest million): $555, $649, $721, $818, $865, $875, $878, $878, $876, and $865. CareFusion’s management reviewed such unlevered free cash flows and approved them for use by Perella Weinberg in their financial analyses.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).

	2015E	2016E	2017E	2018E	2019E
Adjusted EBITDA	$999	$1,135	$1,232	$1,363	$1,457
Depreciation and non-M&A-related amortization	(126)	(138)	(129)	(132)	(148)
Interest expense	(103)	(115)	(112)	(112)	(112)
Income taxes	(216)	(243)	(273)	(308)	(329)
Adjusted Net Income	554	640	719	811	868
After-tax effect of non-recurring charges and M&A-related amortization	(94)	(84)	(83)	(82)	(82)
GAAP Net Income	460	556	636	729	786

A reconciliation of unlevered free cash flow to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).

	2015E	2016E	2017E	2018E	2019E
Income before taxes	$738	$874	$979	$1,107	$1,185
Income taxes	(207)	(241)	(269)	(304)	(326)
Depreciation and amortization	199	216	204	202	197
Increase in net working capital	(55)	(75)	(68)	(59)	(60)
Capital expenditures	(120)	(125)	(125)	(128)	(131)
Unlevered free cash flow	555	649	721	818	865

	2020E	2021E	2022E	2023E	2024E
Income before taxes	$1,224	$1,263	$1,299	$1,334	$1,366
Income taxes	(361)	(385)	(409)	(433)	(451)
Depreciation and amortization	198	197	197	196	194
Increase in net working capital	(51)	(49)	(46)	(44)	(40)
Capital expenditures	(135)	(148)	(163)	(177)	(204)
Unlevered free cash flow	875	878	878	876	865